Exhibit 1.2

Industry Canada	Industrie Canada

Certificate of Continuance	Certificat de prorogation

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

CARDIOME PHARMA CORP.	402208-4

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the Canada Business Corporations Act, as set out in the attached articles of continuance.	Je certifie que la société susmentionnée a été prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de prorogation ci-jointes.

March 8, 2002 / le 8 mars 2002
Director - Directeur	Date of Continuance - Date de la prorogation

Industry Canada	Industrie Canada	FORM 11 ARTICLES OF CONTINUANCE	FORMULE 11 CLAUSES DE PROROGATION
Canada Business Corporations Act	Loi canadienne sur les societes par actions	(SECTION 187)	(ARTICLE 187)

I - Name of the Corporation	Denomination sociale de la societe

CARDIOME PHARMA CORP.

2 — The province or territory in Canada where the registered office is to be situated	La province ou le territoire au Canada ou se situera le siege socia
BRITISH COLUMBIA

3 — The classes and the maximum number of shares that the corporation is authorized to issue	Categories et le nombre maximal d’actions que la societe est autorisee a emettre

The Corporation is authorized to issue an unlimited number of Common shares without par value.

4 — Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, sill y a lieu

None

5 — Number (or minimum and maximum number) of directors Minimum of three and a maximum of twenty	Nombre (ou nombre minimal et maximal) d’administrateurs

6 — Restrictions, if any, on business the corporation may carry on	Limites imposees a I’activite commerciale de la societe, s’il y a lieu

None

7 — (1) If change of name effected, previous name	(1) S’il y a changement de denomination sociale, indiquer la denomination sociale anterieure

Name not changed
(2) Details of incorporation	(2) Details de la constitution

Incorporated in British Columbia on December 12, 1986 under number 318841

8 — Other provisions, if any	Autres dispositions, s’iI y a lieu

The directors may, within the maximum number permitted by the Articles, appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual general meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual general meeting of the shareholders.

Meetings of the shareholders may be held anywhere in Canada or in New York, New York, Seattle, Washington, San Francisco, California, Los Angeles, California, San Diego, California or Boston, Massachusetts.

Date	Signature	7 — Capacity of — En qualite de

March 8, 2002		Corporate Secretary

For Departmental Use Only A l’usage du ministere seulement	Printed Name — Nom en letters moulees

Corporation No. 402208-4 N’ de la societe	Christina Yip

Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

CARDIOME PHARMA CORP.		402208-4

Name of corporation-Dénomination de la société		Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a) en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformémént à l’avis ci-joint;

b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☐	b) en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☑	c) en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d) en vertu de l’article 191 de la Loi canadienne sur l’ les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

May 14, 2003 / le 14 mai 2003
Director - Directeur		Date of Amendment - Date de modification

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)	FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 – Name of the Corporation – Dénomination de la société	2 – Corporation No. - N* de la société

Cardiome Pharma Corp.	402208-4

3 – The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante :

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	the Articles of Continuance of the Company be amended to create an unlimited number of Preferred shares without par value;

2.	to effect the foregoing amendment, the Articles of Continuance of the Company be amended by deleting section 3 thereof and in its place substituting the following:

“3. The Corporation is authorized to issue:

(a)	an unlimited number of Common shares without par value; and

(b)	an unlimited number of Preferred shares without par value.

The Common shares and the Preferred shares shall have the rights, privileges, restrictions and conditions attached hereto.”

Date	Signature	4 – Capacity of – En qualité de

May 12, 2003		Secretary

For Departmental Use Only Á I’usage du ministère seulement	Printed Name – Nom en letters moulées
May 16, 2003
Filed Déposée

Schedule “A”

Rights and Restrictions Attaching to Preferred Shares and Common Shares

1.    PROVISIONS ATTACHING TO THE PREFERRED SHARES

The Preferred shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1    Directors’ Authority to Issue in One or More Series

The board of directors of the Corporation may issue the Preferred shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

1.2    Ranking of Preferred Shares

The Preferred shares of any series may be given such preferences, not inconsistent with sections 1.1 to 1.3 hereof, over the Common shares and over any other shares ranking junior to the Preferred shares as may be determined in the case of such series of Preferred shares. No rights, privileges, restrictions or conditions attached to a series of Preferred shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preferred shares then outstanding. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preferred shares are not paid in full, the Preferred shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

1.3    Voting Rights

Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred shares, the holders of the Preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.    PROVISIONS ATTACHING TO THE COMMON SHARES

The Common shares of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

2.1    Dividends

Subject to the prior rights (if any) of the holders of the Preferred shares and any other shares ranking senior to the Common shares with respect to priority in the payment of dividends, the holders of Common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine and all dividends which the board of directors of the Corporation may declare on the Common shares shall be declared and paid in equal amounts per share on all Common shares at the time outstanding.

2.2    Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights (if any) of the holders of the Preferred shares and any other shares ranking senior to the Common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Common shares shall be entitled to receive the remaining property and assets of the Corporation.

2.3    Voting Rights

The holders of the Common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.